EXHIBIT 99
----------

FOR IMMEDIATE RELEASE



                          FOR FURTHER INFORMATION CONTACT:
                              Superior Energy Services, Inc.:
                                 Terence E. Hall, CEO;
                                 Robert Taylor, CFO;
                                 Greg Rosenstein, Investor Relations,
                                 504-362-4321


           SUPERIOR ENERGY ANNOUNCES FIRST QUARTER 2000 RESULTS

(Harvey, LA, Thursday, May 4, 2000) Superior Energy Services, Inc. (NASDAQ:
SESI) today announced earnings for the first quarter ended March 31, 2000. For the quarter, revenues were $47.3 million resulting in net income of $1.6 million or $0.03 diluted earnings per share.

"After a relatively slow start to the year due to weather and other external factors, activity increased steadily in March," said Terry Hall, President and CEO of Superior. "The rental tools and wireline groups offset weakness in our marine services group during the first quarter. I am encouraged that the increased demand in March has carried over into April and early May throughout all of our divisions. I believe Superior is well positioned to capitalize on increasing drilling and production-related activities in the Gulf of Mexico."

As a result of the merger with Cardinal Holding Corp. in July 1999, and the acquisition of Production Management Companies in November 1999, analysis and comparison of the first quarter 1999 results with the first quarter 2000 results will be difficult given the fact that all historical numbers presented herein for periods prior to July 15, 1999 represent the results of Cardinal on a stand alone basis.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are:
volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different

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from the results, performance or achievements  expressed or implied  by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.